                                                FILED PURSUANT TO RULE 424(b)(1)
                                            REGISTRATION STATEMENT NO. 333-91677

                         INTERNATIONAL HOME FOODS, INC.

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 16, 1999



         The following information supplements the prospectus dated December 16, 1999 relating to the offering of 10,000,000 shares of common stock of International Home Foods, Inc. The underwriters have exercised their option to purchase an additional 1,500,000 shares of common stock of International Home Foods from the selling stockholders to cover over-allotments. The following table shows the underwriting discounts and commissions to be paid to the underwriters by the selling stockholders in connection with this offering of the over-allotment shares.

                                                  OVER-ALLOTMENT SHARES

Per share .........................................   $      0.405
Total .............................................   $    607,500



                            ------------------------

          The date of this prospectus supplement is December 22, 1999.